Exhibit 99.2

Greenlight Capital Re, Ltd.’s (the “Company”) investment returns (net of fees and expenses) for July 2018 and year to date through July 31, 2018 are -0.2% and -15.4%, respectively. Investment returns are calculated monthly and compounded to calculate the quarterly and annual returns. Actual investment income may vary depending on cash flows into or out of the investment account. Past performance is not necessarily indicative of future results.

As of July 31, 2018, the largest disclosed long positions in the Company’s investment portfolio are Bayer, Brighthouse Financial, CNX Resources, General Motors, gold and Mylan.

As of July 31, 2018, the Company’s investment portfolio included, among others, short positions in securities of the following select companies: Assured Guaranty (AGO), Caterpillar (CAT), Continental Resources (CLR) and Tesla (TSLA).

As of July 31, 2018, the Company’s investment portfolio is approximately 82% long and 69% short. All exposure information is calculated on a delta adjusted basis and excludes credit default swaps, interest rate swaps, sovereign debt, currencies, commodities, volatility indexes and derivatives on any of these instruments.

The foregoing investment returns are interim and unaudited, and are provided for informational purposes only and are not intended to be used for investment purposes.